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                                   Exhibit 13

                            SHARE PURCHASE AGREEMENT

Seneca Funds (the "Trust Funds"), a Delaware business trust, and GMG/Seneca Capital Management, L.P. ("GMG/Seneca"), a California limited partnership hereby agree with each other as follows:

1. The Trust hereby offers GMG/Seneca and GMG/Seneca hereby purchases 2,500 Series A units of beneficial interest (representing 1,250 Administrative class share and 1,250 Institutional class share interests in the Seneca Growth Fund), 2,500 Series B units of beneficial interest (representing 1,250 Administrative class share and 1,250 Institutional class share interests in the Seneca Mid-Cap Growth Series Fund), 2,500 Series C units of beneficial interest (representing 1,250 Administrative class share and 1,250 Institutional class share interests in the Seneca Bond Fund), and 2,500 Series D units of beneficial interest (representing 1,250 Administrative class share and 1,250 Institutional class share interests in the Seneca Real Estate Fund) in the Trust (such 10,000 units of beneficial interest being hereinafter collectively known as "Shares") at a price of $10.00 per share. GMG/Seneca hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from GMG/Seneca of funds in the amount of $100,000 in full payment for the Shares.

2. GMG/Seneca represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. GMG/Seneca agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the second anniversary of the date the Trust begins its investment activities, GMG/Seneca will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by GMG/Seneca or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 28th day of February 1996.

                                        SENECA FUNDS

                                        By:/s/Gail P. Seneca
                                           --------------------------------
                                        Gail P. Seneca
                                        President

                                        GMG/SENECA CAPITAL MANAGEMENT, L.P.

                                        By:/s/Gail P. Seneca
                                           --------------------------------
                                        Gail P. Seneca
                                        General Partner